                                                                EXHIBIT 2.1













                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                   YAHOO! INC.

                          JEWEL ACQUISITION CORPORATION

                                       AND

                               LAUNCH MEDIA, INC.

                            Dated as of June 27, 2001

                                TABLE OF CONTENTS

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ARTICLE I THE MERGER..............................................................................................2

        1.1     The Offer.........................................................................................2
        1.2     Rocket Actions....................................................................................3
        1.3     Directors.........................................................................................4
        1.4     The Merger........................................................................................6
        1.5     Effective Time....................................................................................6
        1.6     Closing...........................................................................................6
        1.7     Directors and Officers of the Surviving Corporation...............................................7
        1.8     Subsequent Actions................................................................................7
        1.9     Stockholders' Meeting.............................................................................7
        1.10    Merger Without Meeting of Stockholders............................................................8

ARTICLE II  CONVERSION OF SECURITIES..............................................................................8

        2.1     Conversion of Capital Stock.......................................................................8
        2.2     Exchange of Certificates..........................................................................9
        2.3     Dissenting Shares................................................................................10
        2.4     Rocket Option Plans; Employee Stock Purchase Plan; Warrants......................................10
        2.5     Withholding......................................................................................11

ARTICLE III REPRESENTATIONS AND WARRANTIES OF ROCKET.............................................................12

        3.1     Organization of Rocket...........................................................................12
        3.2     Rocket Capital Structure.........................................................................13
        3.3     Obligations With Respect to Capital Stock........................................................14
        3.4     Authority........................................................................................14
        3.5     SEC Filings; Rocket Financial Statements.........................................................16
        3.6     Absence of Certain Changes or Events.............................................................17
        3.7     Taxes............................................................................................17
        3.8     Title to Properties; Absence of Liens and Encumbrances...........................................17
        3.9     Intellectual Property............................................................................19
        3.10    Compliance; Permits; Restrictions................................................................20
        3.11    Litigation.......................................................................................22
        3.12    Employee Benefit Plans...........................................................................23
        3.13    Environmental Matters............................................................................23
        3.14    Agreements, Contracts and Commitments............................................................27
        3.15    Information in the Proxy Statement...............................................................28
        3.16    Information in the Offer Documents and the Schedule 14D-9........................................29
        3.17    Section 203 Not Applicable.......................................................................29
        3.18    Board Approval...................................................................................30
        3.19    Brokers' and Finders' Fees.......................................................................30
        3.20    Opinion of Financial Advisor.....................................................................30

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                                TABLE OF CONTENTS
                                  (continued)

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ARTICLE IV REPRESENTATIONS AND WARRANTIES OF YAHOO! AND PURCHASER................................................31

        4.1     Organization of Yahoo! and Purchaser.............................................................31
        4.2     Authority........................................................................................31
        4.3     Information in the Proxy Statement...............................................................32
        4.4     Information in the Offer Documents...............................................................32
        4.5     Financing........................................................................................32
        4.6     Stock Ownership..................................................................................33

ARTICLE V CONDUCT PRIOR TO THE EFFECTIVE TIME....................................................................33

        5.1     Conduct of Business by Rocket....................................................................33
        5.2     No Solicitation..................................................................................35

ARTICLE VI ADDITIONAL AGREEMENTS.................................................................................38

        6.1     Proxy Statement..................................................................................38
        6.2     Meeting of Stockholders of the Rocket............................................................38
        6.3     Additional Agreements............................................................................38
        6.4     Confidentiality:  Access to Information..........................................................38
        6.5     Public Disclosure................................................................................39
        6.6     Reasonable Efforts; Notification.................................................................39
        6.7     Third Party Consents.............................................................................40
        6.8     Certain Employee Benefit Matters.................................................................40
        6.9     Indemnification..................................................................................41
        6.10    Interim Directors................................................................................41
        6.11    Option to Acquire Additional Shares..............................................................42

ARTICLE VI CONDITIONS............................................................................................42

        7.1     Conditions to Obligations of Each Party to Effect the Merger.....................................42

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER...................................................................43

        8.1     Termination......................................................................................43
        8.2     Effect of Termination............................................................................44
        8.3     Fees and Expenses................................................................................45
        8.4     Amendment........................................................................................45
        8.5     Extension; Waiver................................................................................45

ARTICLE IX GENERAL PROVISIONS....................................................................................45

        9.1     Non-Survival of Representations and Warranties...................................................45
        9.2     Notices..........................................................................................45
        9.3     Interpretation; Certain Defined Terms............................................................47
        9.4     Counterparts.....................................................................................47
        9.5     Entire Agreement; Third Party Beneficiaries......................................................47

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                                TABLE OF CONTENTS
                                  (continued)

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        9.6     Severability.....................................................................................48
        9.7     Other Remedies; Specific Performance.............................................................48
        9.8     Governing Law....................................................................................48
        9.9     Rules of Construction............................................................................48
        9.10    Assignment.......................................................................................48
        9.11    No Waiver; Remedies Cumulative...................................................................48
        9.12    Waiver of Jury Trial.............................................................................49


                                INDEX OF EXHIBITS



Exhibit A         Form of Stockholders Agreement

Exhibit B         Form of Noncompetition Agreement

                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER is entered into as of June 27, 2001 (this "AGREEMENT"), by and among Yahoo! Inc. a Delaware corporation ("YAHOO!"), Jewel Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Yahoo! ("PURCHASER"), and Launch Media, Inc., a Delaware corporation ("LAUNCH").

                                    RECITALS

     A. The Board of Directors of each of Yahoo!, Purchaser and Launch has approved, and deems it advisable and in the best interests of its respective stockholders to consummate, the acquisition of Launch by Yahoo! upon the terms and subject to the conditions set forth herein.

     B. In furtherance thereof, it is proposed that Purchaser make a cash tender offer (the "OFFER") to acquire all shares of the issued and outstanding common stock, par value $0.001, of Launch (the "SHARES"), for $0.92 per share, net to the seller in cash (such price, or any such higher price per Share as may be paid in the Offer, referred to herein as the "OFFER PRICE").

     C. The Board of Directors of each of Yahoo!, Purchaser and Launch has approved this Agreement and the Merger (as defined in Section 1.4) following the Offer in accordance with the Delaware General Corporation Law ("DELAWARE LAW") and upon the terms and subject to the conditions set forth herein.

     D. The Board of Directors of Launch (the "LAUNCH BOARD OF DIRECTORS") has determined that the consideration to be paid for each Share in the Offer and the Merger is fair to the holders of such Shares and has resolved to recommend that the holders of such Shares accept the Offer and adopt this Agreement and each of the transactions contemplated by this Agreement upon the terms and subject to the conditions set forth herein.

     E. Contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Yahoo!'s willingness to enter into this Agreement, certain stockholders of Launch (each, a "STOCKHOLDER") are entering into a Stockholders Agreement (the "STOCKHOLDERS AGREEMENT") in substantially the form attached hereto as Exhibit A, pursuant to which each such Stockholder has agreed, among other things, to tender his Shares in the Offer, to grant to Yahoo! the right to purchase his Shares upon payment by Yahoo! of the Offer Price following the occurrence of certain events, and to grant Yahoo! a proxy with respect to the voting of such Shares in favor of the Merger upon the terms and subject to the conditions set forth therein.

     F. In addition, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Yahoo!'s willingness to enter into this Agreement, certain employees of Launch are entering into Noncompetition Agreements with Yahoo! in the form attached hereto a Exhibit B.

     G. Launch, Yahoo! and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Offer and Merger.

     NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements, representations and warranties set forth herein, the parties agree as follows:

                                    ARTICLE I
                                   THE MERGER

     1.1  The Offer.

          (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1 and none of the events set forth in Annex I hereto shall have occurred and be continuing, Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) the Offer as promptly as practicable (and in any event not later than ten (10) business days) following the date hereof. The obligations of Purchaser to accept for payment and to pay for any Shares validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject only to
(i) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which, together with the Shares then actually owned by Yahoo! or Purchaser or any direct or indirect wholly owned subsidiary of Yahoo!, represents at least a majority of the Shares outstanding on a Fully Diluted Basis (the "MINIMUM CONDITION"); and (ii) the other conditions set forth in Annex I hereto. For purposes of the foregoing, "FULLY DILUTED BASIS" shall refer to the number of Shares issued and outstanding at any time after taking into account all Shares issuable upon the conversion of Launch convertible securities or upon the exercise of any options, warrants or rights to purchase shares of Launch capital stock that could vest within 90 days of the time of determination and in each case that have a conversion or exercise price per share less than the Offer Price. Subject to the prior satisfaction or waiver by Yahoo! or Purchaser of the Minimum Condition and the other conditions of the Offer set forth in Annex I hereto, Purchaser shall consummate the Offer in accordance with its terms and accept for payment and pay for all Shares tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. The Offer shall be made by means of an offer to purchase (the "OFFER TO PURCHASE") that contains the terms set forth in this Agreement, the Minimum Condition and the other conditions set forth in Annex I hereto. Purchaser shall not, and Yahoo! shall cause Purchaser not to, decrease the Offer Price, change the form of consideration payable in the Offer, decrease the number of Shares sought in the Offer, impose additional conditions to the Offer, extend the offer beyond the date that is twenty (20) business days after commencement of the Offer (the "INITIAL EXPIRATION DATE") except as set forth below, or amend any other condition of the Offer in any manner adverse to the holders of the Shares, in each case without the prior written consent of Launch (such consent to be authorized by Launch's Board of Directors or a duly authorized committee thereof). Notwithstanding the foregoing, Purchaser may, without the consent of the Launch, (i) extend the Offer beyond the Initial Expiration Date for the shortest time periods which it reasonably believes are necessary, in one or more such periods, but in no event more than an additional fifteen (15) business days, if, at the scheduled expiration of the Offer, Yahoo! and Purchaser shall not be in material breach of this Agreement and any of the conditions to Purchaser's obligation to accept Shares for payment, shall not be satisfied or waived and such condition is reasonably capable of being satisfied, or (ii) extend the Offer for any period required by any rule, regulation or interpretation of the United States Securities and Exchange Commission ("SEC"), or the staff thereof, applicable to the

Offer. Purchaser may, without the consent of Launch, extend the Offer for a subsequent offering period of up to twenty (20) business days in accordance with Rule 14d-11 under the Exchange Act. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase, in each case without the consent of Launch.

          (b) On the date the Offer is commenced, Yahoo! and Purchaser shall file with the SEC, pursuant to Regulation M-A under the Exchange Act ("REGULATION M-A"), a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the "SCHEDULE TO"). The Schedule TO shall include the summary term sheet required under Regulation M-A and, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the "OFFER DOCUMENTS"). Yahoo! and Purchaser agree to take all steps necessary to cause the Offer Documents to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Yahoo! and Purchaser agree to take all steps necessary to ensure that (i) the Offer Documents will comply in all material respects with the provisions of the Exchange Act, the rules and regulations thereunder and other applicable federal securities laws; and (ii) the Offer Documents shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by Yahoo! or Purchaser with respect to information furnished by Launch expressly for inclusion in the Offer Documents. Yahoo! and Purchaser, on the one hand, and Launch, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by law. Yahoo! and Purchaser further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Launch and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule TO before it is filed with the SEC. In addition, Yahoo! and Purchaser agree to provide Launch and its counsel with any comments, whether written or oral, that Yahoo!, Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after Yahoo!'s or Purchaser's, as the case may be, receipt of such comments, and any written or oral responses thereto.

     1.2  Launch Actions.

          (a) As soon as practicable after the commencement of the Offer, Launch shall, in a manner that complies with Rule 14d-9 under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on
Schedule 14D-9 (together with all amendments, supplements and exhibits thereto, the "SCHEDULE 14D-9") which shall, subject to the provisions of Section 5.2(c), contain the recommendation referred to in clause (iii) of
Section 3.18. Launch further agrees to take all steps necessary to cause the
Schedule 14D-9 to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Launch, on the one hand, and Yahoo! and Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by law. Launch agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Yahoo!, Purchaser and their counsel shall be given the opportunity to review and comment upon the Schedule 14D-9 before it is filed with the SEC. In addition, Launch agrees to provide Yahoo!, Purchaser and their counsel in writing with any comments, whether written or oral, that Launch or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after Launch's receipt of such comments, and any written or oral responses thereto.

          (b) In connection with the Offer, Launch shall promptly furnish or cause to be furnished to Yahoo! or Purchaser mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date, and shall promptly furnish or cause to be furnished to Yahoo! or Purchaser with such information and assistance (including, but not limited to, lists of holders of the Shares, updated periodically, and their addresses, mailing labels and lists of security positions) as Yahoo! or Purchaser or its agent(s) may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of the Shares. Except for such steps as are necessary to disseminate the Offer Documents, Yahoo! and Purchaser shall hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preceding sentence, shall use such information only in connection with the Offer, and the transactions contemplated hereby, and, if this Agreement is terminated, will deliver or cause to be delivered to Launch all copies and any summaries of such information then in its possession or the possession of its agents or representatives.

     1.3  Directors.

          (a) Promptly upon the purchase of and payment for any Shares by Yahoo! or Purchaser which represents at least a majority of the outstanding Shares (on a Fully Diluted Basis), Yahoo! shall be entitled to elect or designate such number of directors, rounded up to the next whole number, on Launch's Board of Directors as is equal to the product of the total number of directors on Launch's Board of Directors (giving effect to the directors elected or designated by Yahoo! pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser, Yahoo! and any of their affiliates bears to the total number of Shares then outstanding (including for purposes of this Section 1.3 such Shares as are accepted for payment pursuant to the Offer, but excluding Shares subject to purchase under the Stockholders Agreement and Shares owned by Launch or any of its subsidiaries). Launch shall, upon Yahoo!'s request, use its reasonable efforts either to promptly increase the size of Launch's Board of Directors, including by amending the Bylaws of Launch if necessary so as to increase the size of Launch's Board of Directors, or promptly secure the resignations of such number of its incumbent directors, or both, as is necessary to enable Yahoo!'s designees to be so elected or designated to Launch's Board of Directors, and shall use its reasonable best efforts to cause Yahoo!'s designees to be so elected or designated at such time. At such time, Launch shall, upon Yahoo!'s request, also cause persons elected or designated by Yahoo! to constitute the same percentage (rounded up to the next whole number) as is on Launch's Board of Directors of (i) each committee of Launch's Board of Directors; (ii) each board of directors (or similar body) of each Launch subsidiary; and (iii) each committee (or similar body) of each such board, in each case only to the extent permitted by applicable law or the rules of any stock exchange or trading market on which Launch's common stock is listed or traded. Launch's obligations under this Section 1.3(a) shall be subject to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Launch shall promptly upon execution of this Agreement take all actions required pursuant to such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3(a), including, but not limited to, mailing to stockholders (together with the Schedule 14D-9) the information required by
Section 14(f) and Rule 14f-1 as is necessary to enable Yahoo!'s designees to be elected or designated to Launch's Board of Directors. Yahoo! or Purchaser shall supply Launch in writing and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates to the extent required by Section 14(f) and Rule 14f-1. The provisions of this
Section 1.3(a) are in addition to and shall not limit any rights that any of Purchaser, Yahoo! or any of their respective affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

          (b) In the event that Yahoo!'s designees are elected or designated to Launch's Board of Directors as contemplated by Section 1.3(a), then, until the Effective Time (as defined in Section 1.5), Launch shall cause Launch's Board of Directors to have at least two (2) non-employee directors who are directors on the date hereof (the "INDEPENDENT DIRECTORS"), provided, however, that if any Independent Director is unable to serve due to death or disability, the remaining Independent Director(s) shall be entitled to elect or designate another person (or persons) who serves as a director on the date hereof to fill such vacancy, and such person (or persons) shall be deemed to be an Independent Director for purposes of this Agreement. If no Independent Director then remains, the other directors shall designate two persons who are directors on the date hereof (or, in the event there shall be less than two directors available to fill such vacancies as a result of such persons' deaths, disabilities or refusals to serve, such smaller number of persons who are directors on the date hereof) to fill such vacancies and such persons shall be deemed Independent Directors for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, if Yahoo!'s designees constitute a majority of Launch's Board of Directors during the period after the election of such directors designated by Yahoo! pursuant to this Section 1.3 but prior to the Effective Time, the Board of Directors of Launch shall delegate to a committee of the Board of Directors of Launch comprised solely of the Independent Directors (the "COMMITTEE") the sole responsibility for (i) the amendment or termination of this Agreement (in either case in accordance with this Agreement) on behalf of Launch, (ii) the waiver of any of Launch's rights or remedies hereunder, (iii) the extension of the time for performance of Yahoo!'s or Purchaser's obligations hereunder, or (iv) the assertion or enforcement of Launch's rights under this Agreement to object to a termination of this Agreement under Section 8.1(e). In addition, if Yahoo!'s designees constitute a majority of Launch's Board of Directors after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, then, in addition to the foregoing, the affirmative vote of a majority of the Independent Directors (or, if there shall be only one Independent Director, the affirmative vote of the single Independent Director) shall be required to (i) amend the Certificate of Incorporation or Bylaws of Launch if such action would materially and adversely affect holders of Shares other than Yahoo! or Purchaser; or (ii) take any other action of Launch's Board of Directors under or in connection with this Agreement if such action would materially and adversely affect holders of Shares other than Yahoo! or Purchaser; provided, however, that if there shall be no Independent Directors as a result of such persons' deaths, disabilities or refusal to serve, then such actions and the actions referenced in the immediately prior sentence may be effected by majority vote of the entire Launch Board of Directors.

     1.4  The Merger.

          (a) Subject to the terms and conditions of this Agreement, at the Effective Time, Launch and Purchaser shall consummate a merger (the "MERGER") pursuant to which (i) Purchaser shall be merged with and into Launch and the separate corporate existence of Purchaser shall thereupon cease; (ii) Launch shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware; and (iii) the separate corporate existence of Launch with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the "SURVIVING CORPORATION." The Merger shall have the effects set forth in the Delaware Law.

          (b) At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended so as to read substantially the same as the Certificate of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, except as to the name of the Surviving Corporation which shall remain "Launch Media Inc.", until thereafter amended as provided by law and such Certificate of Incorporation.

          (c) At the Effective Time, the Bylaws of the Surviving Corporation shall be amended so as to read substantially the same as the Bylaws of Purchaser, as in effect immediately prior to the Effective Time, except as to the name of the Surviving Corporation which shall remain "Launch Media Inc.", until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

     1.5 Effective Time. Yahoo!, Purchaser and Launch shall cause an appropriate Certificate of Merger or Certificate of Ownership and Merger, as applicable (in either case, a "CERTIFICATE OF MERGER") to be executed and filed on the Closing Date (as defined in Section 1.6) (or on such other date as Yahoo! and Launch may agree) with the Secretary of State of the State of Delaware as provided in the Delaware Law. The Merger shall become effective on the date on which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such time as is agreed upon by the parties and specified in the Certificate of Merger, such time hereinafter referred to as the "EFFECTIVE TIME."

     1.6 Closing. The closing of the Merger (the "CLOSING") will take place at 9:00 a.m. (California time) on a date to be specified by the parties, such date to be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VII (the "CLOSING DATE"), at the offices of Venture Law Group, A Professional Corporation, 2800 Sand Hill Road, Menlo Park, California 94025, unless another date or place is agreed to in writing by the parties hereto.

     1.7 Directors and Officers of the Surviving Corporation. The directors of Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

     1.8 Subsequent Actions. If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of Launch or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either Launch or Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

     1.9  Stockholders' Meeting.

          (a) If required by applicable law in order to consummate the Merger, Launch, acting through Launch's Board of Directors, shall, in accordance with applicable law and Launch's certificate of incorporation and bylaws:

               (i) duly call, give notice of, convene and hold a special meeting of its stockholders to consider the approval and adoption of this Agreement and the approval of the Merger (the "SPECIAL MEETING") as soon as reasonably practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer and, if later, the expiration of any subsequent offering period under Section 1.1(a) hereof, for the purpose of considering and taking action upon this Agreement;

               (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and use its reasonable efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Yahoo!, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "PROXY STATEMENT") to be mailed to its stockholders;

               (iii) include in the Proxy Statement the recommendation of Launch's Board of Directors that stockholders of Launch vote in favor of the approval of the Merger and the adoption of this Agreement; and

               (iv) use its reasonable efforts to solicit from holders of Shares proxies in favor of the Merger and take all other action reasonably necessary or advisable to secure the approval of stockholders required by the Delaware Law and any other applicable law and Launch's certificate of incorporation and bylaws (if applicable) to effect the Merger; provided that the obligations set forth in clauses (iii) and (iv) of this Section 1.9(a) shall be subject to Sections 1.10 and 5.2(c).

          (b) Yahoo! agrees to vote, or cause to be voted, all of the Shares then owned by it, Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of this Agreement.

     1.10 Merger Without Meeting of Stockholders. Notwithstanding Section 1.9, in the event that Yahoo!, Purchaser or any other subsidiary of Yahoo! shall acquire at least 90% of the outstanding shares of each class of capital stock of Launch entitled to vote on the Merger, pursuant to the Offer or otherwise, the parties hereto agree, subject to Article VII, to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of Launch, in accordance with Section 253 of the Delaware Law.

                                   ARTICLE II
                            CONVERSION OF SECURITIES

     2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Shares or common stock, par value $0.001 per share, of Purchaser ("PURCHASER COMMON STOCK"):

          (a) Purchaser Common Stock. Each issued and outstanding share of Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Yahoo!-Owned Stock. All Shares that are owned by Launch as treasury stock and any Shares owned by Yahoo!, Purchaser or any other wholly owned subsidiary of Yahoo! shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c) Conversion of Shares. Each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares (as defined in Section 2.3)) shall be converted into the right to receive the Offer Price, payable to the holder thereof in cash, without interest (the "MERGER CONSIDERATION"). From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest thereon.

     2.2  Exchange of Certificates.

          (a) Paying Agent. Yahoo! shall designate a bank or trust company reasonably acceptable to Launch to act as agent for the holders of Shares in connection with the Merger (the "PAYING AGENT") and to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.1(c). Prior to the Effective Time, Yahoo! or Purchaser shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration. For purposes of determining the amount of Merger Consideration to be so deposited, Yahoo! and Purchaser shall assume that no stockholder of Launch will perfect any right to appraisal of his, her or its Shares. Such funds shall be invested by the Paying Agent as directed by Yahoo! or the Surviving Corporation, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Shares. Earnings from such investments shall be the sole and exclusive property of Yahoo! and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Shares.

          (b) Exchange Procedures. Promptly after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the "CERTIFICATES"), whose shares were converted pursuant to
Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Yahoo! may reasonably specify); and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Yahoo!, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer; and (y) the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not required to be paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2, without interest thereon.

          (c) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of Launch shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of Launch. From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

          (d) Termination of Fund; No Liability. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed (or for which disbursement is pending subject only to the Paying Agent's routine administrative procedures) to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.3  Dissenting Shares.

          (a) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has complied with Section 262 of the Delaware Law ("DISSENTING SHARES") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal. A holder of Dissenting Shares shall be entitled to receive payment of the appraised value of such Shares held by him or her in accordance with Section 262 of the Delaware Law, unless, after the Effective Time, such holder fails to perfect or withdraws or loses his or her right to appraisal, in which case such Shares shall be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate or Certificates representing such Shares pursuant to Section 2.2.

          (b) Launch shall give Yahoo! (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the Delaware Law and received by Launch relating to rights of appraisal; and (ii) the opportunity to participate in the conduct of all negotiations and proceedings with respect to demands for appraisal under the Delaware Law. Except with the prior written consent of Yahoo!, Launch shall not voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal.

     2.4  Launch Option Plans; Employee Stock Purchase Plan; Warrants.

          (a) Effective as of the Effective Time, each outstanding stock option, stock equivalent right or right to acquire Shares (a "LAUNCH OPTION" or "LAUNCH OPTIONS") granted under Launch's 1994 Stock Option Plan (the "1994 OPTION PLAN") and Launch's 1998 Stock Option Plan (the "1998 OPTION PLAN," and collectively with the 1994 Option Plan, the "OPTION PLANS"), whether or not then exercisable or vested, shall be (a) deemed to be 100% vested and exercisable immediately prior to the Effective Time; and (b) immediately prior to the Effective Time, cancelled and, in consideration of such cancellation, Yahoo! shall, or shall cause the Surviving Corporation to, pay to such holders of Options, an amount in respect thereof equal to the product of (x) the excess, if any, of the Offer Price over the exercise price of each such Option and (y) the number of Shares subject thereto (such payment, if any, to be net of applicable withholding and excise taxes); provided, however, that with respect to any person subject to Section 16(a) of the Exchange Act, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act. As of the Effective Time, the Option Plans shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Launch or any Launch subsidiary shall be cancelled. Launch shall use its best efforts to effectuate the foregoing, including, but not limited to, obtaining all consents necessary to cash out and cancel all Options necessary to ensure that, after the Effective Time, no person shall have any right under the Option Plans or any other plan, program or arrangement with respect to equity securities of the Surviving Corporation or any subsidiary thereof.

          (b) The Board of Directors of Launch shall take all action necessary to cause (i) any "Purchase Periods" (as defined in Launch's 1999 Employee Stock Purchase Plan (the "ESPP")) then in progress to be shortened setting a new "Purchase Date" (as defined in the ESPP) as of a date prior to the acceptance for payment by Yahoo! of Shares pursuant to the Offer, and any Purchase Periods then in progress shall end on such new Purchase Date, and (ii) the termination of the ESPP effective as of a time following such new Purchase Date but at or prior to the Effective Time of the Merger, as may be requested by Yahoo!.

          (c) Effective at the Effective Time, each outstanding Launch Warrant (as defined in Section 3.2), whether or not exercisable or vested, shall be (a) deemed to be 100% vested and exercisable immediately prior to the Effective Time; and (b) immediately prior to the Effective Time, cancelled and, in consideration of such cancellation, Yahoo! shall, or shall cause the Surviving Corporation to, pay to the holders of such Launch Warrants, an amount in respect thereof equal to the product of (x) the excess, if any of the Offer Price over the exercise price of each such Launch Warrant and (y) the number of Shares subject thereto (such payment, if any, to be net of applicable withholding and excise taxes). As of the Effective Time, the Launch Warrants shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Launch or any Launch subsidiary shall be cancelled. Launch shall use its best efforts to effectuate the foregoing, including, but not limited to, obtaining all consents necessary to accelerate, cash out and terminate all Launch Warrants necessary to ensure that, after the Effective Time, no person shall have any right under any Launch Warrant or any other plan, program or arrangement with respect equity securities of the Surviving Corporation or any subsidiary thereof.

     Section 2.5 Withholding. Each of the Paying Agent, Yahoo!, and the Surviving Corporation shall be entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Launch Common Stock or Launch Options such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code (the "CODE") or any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF ROCKET

     Launch represents and warrants to Yahoo! and Purchaser, subject to the exceptions specifically disclosed in writing in the disclosure schedules delivered by Launch to Yahoo! dated as of the date hereof and certified by a duly authorized officer of Launch (the "LAUNCH DISCLOSURE SCHEDULES"), as follows:

     3.1  Organization of Launch.

          (a) Launch and each of its subsidiaries (i) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (iii) except as would not have or be reasonably expected to have a Material Adverse Effect on Launch, is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

          (b) Launch has set forth in the Launch Disclosure Schedules a true and complete list of all of Launch's subsidiaries as of the date of this Agreement, together with a list of each partnership, joint venture or other business entity in which Launch holds an interest, whether voting, equity or otherwise (collectively, the "JOINT VENTURES" ), indicating the jurisdiction of organization of each such entity and Launch's equity interest therein. Except as set forth on such list, neither Launch nor any of its subsidiaries owns any equity interest in any corporation, partnership or joint venture arrangement or other business entity that is material to Launch.

          (c) Launch has delivered or made available to Yahoo! a true and correct copy of the Certificate of Incorporation and Bylaws of Launch and similar governing instruments of each of its subsidiaries and each Joint Venture, each as amended to date, and each such instrument is in full force and effect. Neither Launch nor any of its subsidiaries nor, to the knowledge of Launch, any Joint Venture is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

          (d) As used in this Agreement, the term "MATERIAL ADVERSE EFFECT" shall mean any change, effect, event, occurrence, state of facts or development (each a "Development") that is materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of Launch and its subsidiaries, taken together as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse
Effect: (a) any change in the market price or trading volume of Launch's common stock after the date of this Agreement; (b) provided that Launch shall have otherwise complied with the terms of this Agreement, including without limitation Section 5.1 hereof, any failure by Launch to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earning are released) on or after the date of this Agreement; (c) any Development that is the direct effect of, or proximately caused by, the public announcement or pendency of the transactions contemplated by this Agreement; (d) any Development attributable to conditions affecting the U.S. economy as a whole or foreign economies where Launch or any of its subsidiaries has material operations; (e) any Development attributable or relating to (i) out-of-pocket fees and expenses (including legal, accounting, investment banking and other fees and expenses) incurred in connection with the transactions contemplate by this Agreement; provided that such out-of-pocket fees and expenses do not substantially vary from those identified in Section 3.1(e) of the Launch Disclosure Schedule, or (ii) the payment of any amounts due to, or the provision of any other benefits (including benefits relating to acceleration of stock options) to, any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance arrangements or other arrangements in existence as of the date of this Agreement and identified in the Launch Disclosure Schedule; (f) any Development directly resulting from or proximately caused by compliance by Launch with the terms of, or the taking of any action required by, this Agreement; or (g) any Development directly resulting from or proximately caused by any claim, suit, action or proceeding, whether pending on the date hereof or brought following the date hereof, by any recording label or similar organization against Launch or its subsidiaries alleging copyright infringement in connection with the operation of Launch's or its subsidiaries' business; provided, however, that with respect to clause (c) of this sentence, Launch shall bear the burden of proof in any proceeding with regard to establishing that any change, event, circumstance or effect is attributable to or results from the public announcement or pendency of the transactions contemplated by this Agreement. Notwithstanding the foregoing, the parties acknowledge that any material deterioration in Launch's commercial arrangements and licensing arrangements with the various recording labels and similar organizations following the date hereof, which would not otherwise be deemed a matter covered by clause (g) above and/or which shall not have been the direct result of or proximately caused by an action taken by Launch at the express direction of or with the express written consent of Yahoo! or Purchaser or a failure to take an action by Launch at the express direction of or with the express written consent of Yahoo! or Purchaser, shall remain relevant for purposes of the foregoing determination.

     3.2 Launch Capital Structure. The authorized capital stock of Launch consists of 75,000,000 shares of Common Stock, par value $0.001 per share ("LAUNCH COMMON STOCK"), of which there were 13,531,058 shares issued and outstanding as of June 21, 2001 (none of which were held by Launch in its treasury). All outstanding shares of Launch Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Launch or any agreement or document to which Launch is a party or by which it or its assets is bound. As of June 21, 2001, (i) Launch had reserved an aggregate of 50,851 shares of Launch Common Stock for issuance pursuant to the 1994 Option Plan and an aggregate of 3,765,797 shares of Launch Common Stock for issuance pursuant to the 1998 Option Plan, and (ii) there were Launch Options outstanding to purchase an aggregate of 41,451 shares of Launch Common Stock pursuant to the 1994 Option Plan and an aggregate of 2,195,004 shares of Launch Common Stock pursuant to the 1998 Option Plan. As of June 21, 2001, there are warrants ("LAUNCH WARRANTS") outstanding to purchase 946,496 shares of Launch Common Stock. As of June 21, 2001, Launch had reserved an aggregate of 124,747 shares of Launch Common Stock for issuance pursuant to the ESPP. All shares of Launch Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. The Launch Disclosure Schedules list for each person who held Launch Options or Launch Warrants to acquire shares of Launch Common Stock as of June 21, 2001, the name of the holder of such option or warrant, the exercise price of such option or warrant and the number of shares subject to such option or warrant.

     3.3  Obligations With Respect to Capital Stock. Except as set forth in
Section 3.2, there are no equity securities, partnership interests or similar ownership interests of any class of Launch equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities Launch owns free and clear of all claims and encumbrances, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Launch or any Joint Venture, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 3.2, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Launch or any of its subsidiaries or, to the knowledge of Launch, any Joint Venture is a party or by which it is bound obligating Launch or any of its subsidiaries or, the knowledge of Launch, any Joint Venture to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Launch or any of its subsidiaries or any Joint Venture or obligating Launch or any of its subsidiaries or any Joint Venture to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. There are no registration rights and, except as otherwise contemplated by the Stockholders Agreement, there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which Launch is a party or by which it is bound with respect to any equity security of any class of Launch or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries or any Joint Venture.

     3.4  Authority.

          (a) Launch has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Launch, subject only to the approval and adoption of this Agreement and the approval of the Merger by Launch's stockholders and the filing of the Certificate of Merger pursuant to Delaware Law. A vote of the holders of a majority of the outstanding shares of Launch Common Stock is sufficient for Launch's stockholders to approve and adopt this Agreement and approve the Merger. This Agreement has been duly executed and delivered by Launch and, assuming the due execution and delivery by Yahoo! and Purchaser, constitutes the valid and binding obligation of Launch, enforceable against Launch in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and
(ii) general principals of equity. The execution and delivery of this Agreement by Launch does not, and the performance of this Agreement by Launch will not,
(i) conflict with or violate the Certificate of Incorporation or Bylaws of Launch or the equivalent organizational documents of any of its subsidiaries,
(ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by Launch's stockholders at the Special Meeting (if required by applicable law in order to consummate the Merger) and compliance with the requirements set forth in Section 3.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Launch or any of its subsidiaries or by which Launch or any of its subsidiaries or any of their respective properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Launch's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or encumbrance on any of the material properties or assets of Launch or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation, in each case that is material to Launch, to which Launch or any of its subsidiaries is a party or by which Launch or any of its subsidiaries or its or any of their respective assets are bound or affected. The Launch Disclosure Schedules list all consents, waivers and approvals under any of Launch's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result in a loss of benefits to Launch, Yahoo! or the Surviving Corporation as a result of the Merger that would be reasonably likely to result in a Material Adverse Effect with respect to Launch, Yahoo! or the Surviving Corporation.

          (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("GOVERNMENTAL ENTITY"), is required to be obtained or made by Launch in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filings that may be required under the Delaware law in connection with the Merger, (iii) the filing with the SEC and/or the Nasdaq Stock Market, Inc. of (A) the Schedule 14D-9, (B) the Proxy Statement if stockholder approval is required by law and (C) such reported under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated thereby, (iv) such filings and approvals as may be required by any applicable state securities, blue sky or takeover laws or
(v) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Launch or Yahoo! or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

     3.5  SEC Filings; Launch Financial Statements.

          (a) Launch has filed all forms, reports and documents required to be filed by Launch with the SEC since April 23, 1999, and has made available to Yahoo! such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Launch may file subsequent to the date hereof) are referred to herein as the "LAUNCH SEC REPORTS." As of their respective dates, the Launch SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Launch SEC Reports and (ii) did not and will not at the time they were or will be filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Launch's subsidiaries or Joint Ventures is required to file any forms, reports or other documents with the SEC or similar regulatory body.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Launch SEC Reports (the "LAUNCH FINANCIALS"), including each Launch SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of Launch and its subsidiaries as at the respective dates thereof and the consolidated results of Launch's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Launch contained in Launch SEC Reports as of March 31, 2001 is hereinafter referred to as the "LAUNCH BALANCE SHEET." Except as disclosed in the Launch Financials, since the date of the Launch Balance Sheet neither Launch nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Launch and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Launch Balance Sheet in the ordinary course of business consistent with past practices and liabilities under this Agreement or incurred in connection with the transactions contemplated hereby.

          (c) Launch has heretofore furnished to Yahoo! a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to forms, reports, agreements, documents or other instruments which previously had been filed by Launch with the SEC pursuant to the Securities Act or the Exchange Act.

     3.6 Absence of Certain Changes or Events. Since the date of the Launch Balance Sheet there has not been: (i) any Material Adverse Effect with respect to Launch and its subsidiaries and Joint Ventures, taken as a whole, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Launch's capital stock, or any purchase, redemption or other acquisition by Launch of any of

Launch's capital stock or any other securities of Launch or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Launch's capital stock, (iv) any granting by Launch or any of its subsidiaries of any increase in compensation or fringe benefits to any of their officers, directors or managers or employees who earn more than $50,000 per year, or any payment by Launch or any of its subsidiaries of any bonus to any of their officers, directors or managers or employees who earn more than $50,000 per year, or any granting by Launch or any of its subsidiaries of any increase in severance or termination pay or any entry by Launch or any of its subsidiaries into, or material modification or amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Launch of the nature contemplated hereby, (v) any material change or alteration in the policy of Launch relating to the granting of stock options to its employees and consultants, (vi) entry by Launch or any of its subsidiaries or, to the knowledge of Launch, any Joint Venture into, or material modification, amendment or cancellation of, any licensing, distribution, sponsorship, advertising, merchant program or other similar agreement or which either is not terminable by Launch or its subsidiaries or Joint Venture, as the case may be, without penalty upon no more than 30 days' prior notice or provides for payments by Launch or its subsidiaries or a Joint Venture in an amount in excess of $25,000 over the term of the agreement or to Launch or its subsidiaries or a Joint Venture in an amount in excess of $100,000 over the term of the agreement, (vii) any material change by Launch in its accounting methods, principles or practices, except as required by concurrent changes in GAAP,
(viii) any communication from The Nasdaq National Market with respect to the de-listing of Launch's common stock, or (ix) any revaluation by Launch of any of its assets, including, without limitation, writing off notes or accounts receivable other than in the ordinary course of business. The aggregate obligations of Launch and any of its subsidiaries due following the date hereof under all agreements to which Launch or any of its subsidiaries is a party which
(A) are not disclosed on Schedule 3.6(vi) of the Launch Disclosure Schedules and individually involve obligations of greater than $25,000 or (B) are not disclosed on Schedule 3.14(f) of the Launch Disclosure Schedules and individually involve obligations of greater than $10,000, do not exceed $250,000.

     3.7  Taxes.

          (a) Definition of Taxes. For the purposes of this Agreement, "TAX" or "TAXES" refers to (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated consolidated, combined or unitary group, and (iii) any liability for amounts of the type described in clauses (i) and (ii) as a result of any express or implied obligation to indemnify another person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (b)  Tax Returns and Audits.

               (i) Launch and each of its subsidiaries have timely filed all material federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to Taxes required to be filed by or on behalf of Launch and each of its subsidiaries with any Tax authority, such Returns are true, correct and complete in all material respects, and Launch and each of its subsidiaries have paid (where required by law or otherwise accrued) all Taxes shown to be due on such Returns.

               (ii) Launch and each of its subsidiaries have withheld with respect to its employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld.

               (iii) There is no material Tax deficiency outstanding, proposed or assessed against Launch or any of its subsidiaries, nor has Launch or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax that is still in effect.

               (iv) No audit or other examination of any Return of Launch or any of its subsidiaries by any Tax authority is presently in progress, nor has Launch or any of its subsidiaries been notified of any request for such an audit or other examination.

               (v) No adjustment of Tax relating to any Returns filed by Launch or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Launch or any of its subsidiaries or any representative thereof.

               (vi) Neither Launch nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Launch Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to Launch, other than any liability for unpaid Taxes that may have accrued since the date of the Launch Balance Sheet in connection with the operation of the business of Launch and its subsidiaries in the ordinary course.

               (vii) There is no contract, agreement, plan or arrangement to which Launch is a party, including but not limited to the provisions of this Agreement and the agreements entered into in connection with this Agreement, covering any employee or former employee of Launch or any of its subsidiaries that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

               (viii) Neither Launch nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Launch.

               (ix) Neither Launch nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement. Since April 16, 1997, neither Launch nor any of its subsidiaries has been a distributing corporation or a controlled corporation in a transaction described in Section 355(a) of the Code.

               (x) Except as may be required as a result of the Merger, Launch and its subsidiaries have not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

               (xi) Launch has made available to Yahoo! or its legal or accounting representatives copies of all foreign, federal and state income tax and all state sales and use tax Returns for Launch and each of its subsidiaries filed for all periods since its inception.

               (xii) There are no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "LIENS") on the assets of Launch or any of its subsidiaries relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable.

     3.8  Title to Properties; Absence of Liens and Encumbrances.

          (a) Launch owns no real property interests. The Launch Disclosure Schedules list all real property leases to which Launch is a party and each amendment thereto that is in effect as of the date of this Agreement. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a claim against Launch in an amount greater than $10,000.

          (b) Launch has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the Launch Financials and except for Liens for Taxes not yet due and payable and such Liens or other imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

     3.9 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

          "INTELLECTUAL PROPERTY" shall mean any or all of the following and all rights in, arising out of or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

          "LAUNCH INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by Launch or one of its subsidiaries.

          "REGISTERED INTELLECTUAL PROPERTY" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and
          (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

          "LAUNCH REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, Launch or one of its subsidiaries.

          (a) No Launch Intellectual Property or product or service of Launch is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Launch, or which may affect the validity, use or enforceability of such Launch Intellectual Property, which in any such case would be reasonably likely to have a Material Adverse Effect on Launch.

          (b) Each material item of Launch Registered Intellectual Property is valid and subsisting. All necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property, except where the failure to do so would not be reasonably likely to have a Material Adverse Effect on Launch.

          (c) Launch or one of its subsidiaries owns and has good and exclusive title to, or has license sufficient for the conduct of its business as currently conducted and as currently proposed to be conducted to, each material item of Launch Intellectual Property used in connection with the conduct of its business as currently conducted and as proposed to be conducted free and clear of any lien or encumbrance (excluding licenses and related restrictions); and Launch or one of its subsidiaries is the exclusive owner of all trademarks and trade names used in connection with and material to the operation or conduct of the business of Launch and its subsidiaries, including the sale of any products or the provision of any services by Launch and its subsidiaries.

          (d) Launch or one of its subsidiaries owns exclusively, and has good title to, all copyrighted works that are Launch products or which Launch otherwise expressly purports to own.

          (e) To the extent that any material Intellectual Property has been developed or created by a third party for Launch or any of its subsidiaries, Launch or its subsidiaries, as the case may be, has a written agreement with such third party with respect thereto and Launch or its subsidiary thereby either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a license sufficient for the conduct of its business as currently conducted and as currently proposed to be conducted to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

          (f) The Launch Disclosure Schedules list all material contracts, licenses and agreements to which Launch is a party (i) with respect to Launch Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course); or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to Launch.

          (g) All material contracts, licenses and agreements relating to the Launch Intellectual Property are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements in accordance with its terms, the effect of which would have a material adverse effect on Launch. Launch is in material compliance with, and has not materially breached any term of any of such contracts, licenses and agreements and, to the knowledge of Launch, all other parties to such contracts, licenses and agreements are in compliance in all material respects with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of Launch's rights under such contracts, licenses and agreements to the same extent Launch would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Launch would otherwise be required to pay.

          (h) The operation of the business of Launch as such business currently is conducted, including Launch's design, development, marketing and sale of the products or services of Launch (including with respect to products currently under active development) has not, and does not infringe or misappropriate in any material manner the Intellectual Property of any third party or, to the knowledge of Launch, constitute unfair competition or trade practices under the laws of any jurisdiction.

          (i) Launch has not received written notice from any third party, and to the knowledge of Launch, no other overt threat from any third party, that the operation of the business of Launch or any act, product or service of Launch, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

          (j) To the knowledge of Launch, no person has infringed or is infringing or misappropriating any Launch Intellectual Property.

          (k) Launch and its subsidiaries have taken reasonable steps to protect Launch's and its subsidiaries' rights in Launch's and such subsidiaries' confidential information and trade secrets that they wish to protect or any trade secrets or confidential information of third parties provided to Launch or such subsidiaries, and, without limiting the foregoing, Launch and its subsidiaries have and enforce a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement in substantially the form provided to Yahoo!, and except under confidentiality obligations, there has not been disclosure by Launch or one of its subsidiaries of any such trade secrets or confidential information.

     3.10 Compliance with Laws; Permits; Restrictions.

          (a) Neither Launch nor any of its subsidiaries nor, to the knowledge of Launch, any Joint Venture is in any material respect in conflict with, or in default or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to Launch or any of its subsidiaries or any Joint Venture or by which Launch or any of its subsidiaries or any Joint Venture or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Launch or any of its subsidiaries or any Joint Venture is a party or by which Launch or any of its subsidiaries or any Joint Venture or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that (individually or in the aggregate) would not be reasonably likely to result in a Material Adverse Effect on Launch. No investigation or review by any Governmental Entity is pending or, to Launch's knowledge, has been threatened in a writing delivered to Launch against Launch or any of its subsidiaries or, to the knowledge of Launch, any Joint Venture, nor, to the knowledge of Launch, has any Governmental Entity indicated an intention to conduct an investigation of Launch or any of its subsidiaries or any Joint Venture. There is no material agreement, judgment, injunction, order or decree binding upon Launch or any of its subsidiaries or, to the knowledge of Launch, any Joint Venture which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Launch or any of its subsidiaries or any Joint Venture, any acquisition of material property by Launch or any of its subsidiaries or any Joint Venture or the conduct of business by Launch as currently conducted. Launch has complied in all material respects with all applicable federal, state and local laws and regulations relating to the collection and use of user information gathered in the course of Launch's operations, and Launch has at all times complied with the rules, policies and procedures established by Launch from time to time with respect to the foregoing. All content distributed through Launch's website is being distributed in compliance in all material respects with applicable law.

          (b) Launch and its subsidiaries and, to the knowledge of Launch, the Joint Ventures hold, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to and required for the operation of the business of Launch and its subsidiaries and the Joint Ventures as currently conducted (collectively, the "LAUNCH PERMITS"). Launch and its subsidiaries and, to the knowledge of Launch, the Joint Ventures are in compliance in all material respects with the terms of the Launch Permits.

     3.11 Litigation. There are no claims, suits, actions or proceedings pending or, to the knowledge of Launch, threatened against, relating to or affecting Launch or any of its subsidiaries or any Joint Venture, before any Governmental Entity or any arbitrator that seek to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Launch or the Surviving Corporation following the Merger or have a Material Adverse Effect on the ability of the parties hereto to consummate the Merger. No Governmental Entity has at any time challenged or questioned in a writing delivered to Launch the legal right of Launch to design, offer or sell any of its services or products in the present manner or style thereof.

     3.12 Employee Benefit Plans.

          (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.12(a)(i) below (which definition shall apply only to this Section 2.12), for purposes of this Agreement, the following terms shall have the meanings set forth below:

               (i) "AFFILIATE" shall mean any other person or entity under common control with Launch within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

               (ii) "LAUNCH EMPLOYEE PLAN" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "EMPLOYEE BENEFIT PLAN," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Launch or any Affiliate for the benefit of any Employee and pursuant to which Launch or any Affiliate has any material liability;

               (iii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

               (iv) "DOL" shall mean the Department of Labor;

               (v) "EMPLOYEE" shall mean any current, former, or retired employee, officer, or director of Launch or any Affiliate;

               (vi) "EMPLOYEE AGREEMENT" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between Launch or any Affiliate and any Employee or consultant;

               (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

               (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

               (ix) "HIPPA" shall mean the Health Insurance Portability Amendments Act of 1996, as amended.

               (x)  "IRS" shall mean the Internal Revenue Service;

               (xi) "MULTIEMPLOYER PLAN" shall mean any "PENSION PLAN" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

               (xii) "MULTIPLE EMPLOYER PLAN" shall mean a "PENSION PLAN" (as defined below) maintained by more than one employer as described in Section 413(c) of the Code and Sections 4063 and 4064 of ERISA.

               (xiii) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

               (xiv) "PENSION PLAN" shall mean each Launch Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA;

               (xv) "WHCRA" shall mean the Women's Health and Cancer Rights Act of 1998, as amended.

          (b) Schedule. The Launch Disclosure Schedules contain an accurate and complete list of each Launch Employee Plan and each Employee Agreement. Launch does not have any intention or commitment to establish any new Launch Employee Plan, to modify any Launch Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Launch Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Yahoo! in writing, or as required by this Agreement), or to adopt any Launch Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing. The Launch Disclosure Schedules also contain a list of all Launch employees as of the date hereof, each such person's date of hire and each such person's annual compensation.

          (c) Documents. Launch has provided or made available to Yahoo!: (i) correct and complete copies of all material documents embodying or relating to each Launch

Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Launch Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Launch Employee Plan or related trust; (iv) if the Launch Employee Plan is funded, the most recent annual and periodic accounting of Launch Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Launch Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Launch Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Launch Employee Plan; (vii) all material written agreements and contracts relating to each Launch Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Launch Employee Plan and any proposed Launch Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Launch; and (ix) all registration statements and prospectuses prepared in connection with each Launch Employee Plan.

          (d) Employee Plan Compliance. (i) Launch has performed in all material respects all obligations required to be performed by it under, is not in default or violation of; and has no knowledge of any material default or violation by any other party to each Launch Employee Plan, and each Launch Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code;
(ii) each Launch Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is qualified, and has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination applicable for all periods beginning with the adoption of such Launch Employee Plan and no event has occurred which would adversely affect the status of such determination letter or the qualified status of such Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Launch Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Launch, threatened or reasonably anticipated (other than routine claims for benefits) against any Launch Employee Plan or against the assets of any Launch Employee Plan; (v) each Launch Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Yahoo!, Launch or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Launch, threatened by the IRS or DOL with respect to any Launch Employee Plan; and (vii) neither Launch nor any Affiliate is subject to any penalty or tax with respect to any Launch Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code.

          (e) Pension Plans. Launch does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

          (f) Multiemployer Plans. At no time has Launch contributed to or been obligated to contribute to any Multiemployer Plan or any Multiple Employer Plan.

          (g) No Post-Employment Obligations. No Launch Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and Launch has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

          (h) COBRA; FMLA. Neither Launch nor any Affiliate has, prior to the Effective Time, and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of WHCRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees.

          (i)  Effect of Transaction.

               (i) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Launch Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee, except as may be required by Section 6.8 of this Agreement.

               (ii) No payment or benefit which will or may be made by Launch or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code or will be treated as a nondeductible expense within the meaning of Section 162 of the Code.

          (j) Employment Matters. Launch: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable in any material respect for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

There are no pending, or, to Launch's knowledge, threatened or reasonably anticipated claims or actions against Launch under any worker's compensation policy or long-term disability policy which would be reasonably likely to have a material adverse effect on Launch. To Launch's knowledge, no Employee of Launch has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such Employee is bound due to such Employee being employed by Launch and disclosing to Launch or using trade secrets or proprietary information of any other person or entity.

          (k) Labor. No work stoppage or labor strike against Launch is pending, or to Launch's knowledge, threatened or reasonably anticipated. Launch does not know of or have reason to know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Launch, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Launch. Neither Launch nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Launch is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Launch.

          (l) International Employee Plan. No Employee Plan has been adopted or maintained by Launch, whether informally or formally, for the benefit of Employees outside the United States.

          (m) Change of Control Payments. The Launch Disclosure Schedules sets forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former employees of Launch as a result of or in connection with the Merger or the transactions contemplated by this Agreement, including the Offer.

     3.13 Environmental Matters.

          (a) Hazardous Material. Except as would not result in material liability to Launch, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies, (a "HAZARDOUS MATERIAL") are present, as a result of the actions of Launch or any of its subsidiaries or any affiliate of Launch, or, to Launch's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof that Launch or any of its subsidiaries has at any time owned, operated, occupied or leased.

          (b) Hazardous Materials Activities. Except as would not result in a material liability to Launch (in any individual case or in the aggregate) (i) neither Launch nor any of its subsidiaries has transported, stored, used, manufactured, disposed of released or exposed its employees or others to Hazardous Materials in violation of any law, and (ii) neither Launch nor any of its subsidiaries has disposed of; transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

          (c) Permits. Launch and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "LAUNCH ENVIRONMENTAL PERMITS") material to and necessary for the conduct of Launch's and its subsidiaries' Hazardous Material Activities and other businesses of Launch and its subsidiaries as such activities and businesses are currently being conducted.

     3.14 Agreements, Contracts and Commitments. Except as otherwise set forth in the Launch Disclosure Schedules, neither Launch nor any of its subsidiaries is a party to or is bound by:

          (a) any employment agreement, contract or commitment with any employee or member of Launch's Board of Directors, other than those that are terminable by Launch or any of its subsidiaries on no more than 30 days' notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit Launch's or any of its subsidiaries' ability to terminate employees at will, or any consulting agreement;

          (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (c) any agreement of indemnification outside the ordinary course of Launch's business or any guaranty;

          (d) any agreement, contract or commitment containing any covenant limiting in any respect the right of Launch or any of its subsidiaries or a Joint Venture to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

          (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Launch or any of its subsidiaries or a Joint Venture after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Launch has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Launch's subsidiaries or a Joint Venture;

          (f) any licensing, distribution, sponsorship, advertising, merchant program, encoding services, hosting or other similar agreement to which Launch or one of its subsidiaries or a Joint Venture is a party which may not be canceled by Launch or its subsidiaries or a Joint Venture, as the case may be, without penalty in excess of $10,000 upon notice of 30 days or less or which provides for payments by Launch or its subsidiaries or a Joint Venture in an amount in excess of $10,000 over the term of the agreement or to Launch or its subsidiaries or a Joint Venture in an amount in excess of $100,000 over the term of the agreement;

          (g) any agreement, contract or commitment currently in force to license or provide source code to any third party for any product or technology; or

          (h) any other agreement, contract or commitment currently in effect that is material to Launch's business as presently conducted.

     Neither Launch nor any of its subsidiaries, nor to Launch's knowledge any Joint Venture or any other party to a Launch Contract (as defined below), is in breach, violation or default under, and neither Launch nor any of its subsidiaries nor, to the knowledge of Launch, any Joint Venture has received written notice (or to its knowledge, any other form of notice) that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Launch or any of its subsidiaries or a Joint Venture is a party or by which it is bound that are required to be disclosed in the Launch Disclosure Schedules pursuant to clauses
(a) through (h) above or pursuant to Section 3.9 hereof (any such agreement, contract or commitment, a "LAUNCH CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Launch Contract or seek damages or other remedies the effect of which would have a Material Adverse Effect on Launch.

     3.15 Information in the Proxy Statement. The Proxy Statement, if any (and any amendment thereof or supplement thereto), at the date mailed to Launch's stockholders and at the time of any meeting of Launch stockholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Launch with respect to statements made therein based on information supplied in writing by Yahoo! or Purchaser expressly for inclusion in the Proxy Statement. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     3.16 Information in the Offer Documents and the Schedule 14D-9. The information supplied by Launch expressly for inclusion in the Offer Documents and the Schedule 14D-9 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published or sent or given to Launch's stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that Launch makes no representation or warranty with respect to statements made in the Schedule 14D-9 based on information furnished by Yahoo! or Purchaser for inclusion therein.

     3.17 Section 203 Not Applicable. The Board of Directors of Launch has taken all actions, which actions are conditioned on the truth and accuracy of the representation of Yahoo! and Purchaser contained in Section 4.6 of this Agreement, so that the restrictions contained in Section 203 of the Delaware General Corporation Law applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or the Stockholders Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement and the Stockholders Agreement.

     3.18 Board Approval. The Board of Directors of Launch has, as of the date of this Agreement, unanimously (i) approved this Agreement and the transactions contemplated hereby, (ii) determined that the Offer and Merger are advisable and fair to, and in the best interests of Launch and its stockholders and (iii) determined to recommend that the stockholders of Launch accept the Offer, tender their Shares to Purchaser pursuant to the Offer, and approve and adopt this Agreement and approve the Merger.

     3.19 Brokers' and Finders' Fees. Except for fees payable to Credit Suisse First Boston Corporation ("CSFB"), Launch has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. A copy of the CSFB engagement letter with Launch has been previously provided to Yahoo!.

     3.20 Opinion of Financial Advisor. Launch has received an opinion of CSFB dated the date hereof, to the effect that, as of such date, the consideration to be received in the Offer and the Merger by Launch's stockholders is fair to Launch's stockholders from a financial point of view, and a copy of such opinion has been delivered to Yahoo! and Purchaser, a copy of the written form of which shall be delivered to Yahoo! as soon as practicable following the date hereof and in event within three business days hereof. Launch has been authorized by CSFB to permit the inclusion of such opinion in its entirety without modification in the Offer Documents, the Schedule 14D-9 and the Proxy Statement, provided that CSFB shall have the right to review and approve in advance of filing the form and content of such opinion and any reference thereto contained in the Offer Documents and the Schedule 14D-9.

                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF YAHOO! AND PURCHASER

     Yahoo! and Purchaser represent and warrant to Launch, subject to the exceptions specifically disclosed in writing in the Disclosure Schedules delivered by Yahoo! to Launch dated as of the date hereof and certified by a duly authorized officer of Yahoo! (the "YAHOO! DISCLOSURE SCHEDULES"), as follows:

     4.1  Organization of Yahoo! and Purchaser.

          (a) Each of Yahoo! and Purchaser (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (iii) except as would not have or be reasonably likely to have a material adverse effect on Yahoo!, is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

          (b) Yahoo! has delivered or made available to Launch a true and correct copy of the Certificate of Incorporation and Bylaws of Yahoo!, each as amended to date, and each such instrument is in full force and effect.

          (c) Purchaser has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby nor will it have done so prior to the consummation of the Offer.

     4.2  Authority.

          (a) Each of Yahoo! and Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Yahoo! and Purchaser, subject only to the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by each of Yahoo! and Purchaser and, assuming the due authorization, execution and delivery by Launch, constitutes the valid and binding obligation of Yahoo! and Purchaser, enforceable against Yahoo! and Purchaser in accordance with its terms, except
(i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) general principles of equity. The execution and delivery of this Agreement by each of Yahoo! and Purchaser does not, and the performance of this Agreement by each of Yahoo! and Purchaser will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Yahoo! or Purchaser, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Yahoo! or Purchaser or by which any of their respective properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Yahoo!'s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of; or result in the creation of a material lien or encumbrance on any of the material properties or assets of Yahoo! or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, in each case that is material to Yahoo!, to which Yahoo! or Purchaser is a party or by which Yahoo! or Purchaser or any of their respective properties are bound or affected.

          (b) No consent, approval, order or authorization of; or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Yahoo! or Purchaser in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filing pursuant to the Delaware Law, (iii) the filing or deemed filing with the SEC and/or the Nasdaq Stock Market, Inc. of (A) the Schedule TO, (B) the Proxy Statement, if stockholder approval is required by law and (C) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (iv) such filings and approvals as may be required by any applicable state securities, blue sky or takeover laws, and (v) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Yahoo! or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

     4.3 Information in the Proxy Statement. None of the information supplied by Yahoo! or Purchaser in writing expressly for inclusion or incorporation by reference in the Proxy Statement (or any amendment thereof or supplement thereto) will, at the date mailed to stockholders and at the time of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

     4.4 Information in the Offer Documents. The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published or sent or given to Launch's stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by Yahoo! or Purchaser with respect to information furnished by Launch expressly for inclusion in the Offer Documents.

     4.5 Financing. Purchaser has, and will have available to it upon the consummation of the Offer, sufficient funds to consummate the transactions contemplated by this Agreement, including payment in full for all Shares validly tendered into the Offer or outstanding at the Effective Time (and all related fees and expenses), subject to the terms and conditions of the Offer and this Agreement.

     4.6 Stock Ownership. As of the date hereof, neither Yahoo! nor the Purchaser beneficially owns any Shares.

                                    ARTICLE V
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

     5.1 Conduct of Business by Launch. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Launch and each of its subsidiaries shall, except to the extent that Yahoo! shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings.

     In addition, except as permitted by the terms of this Agreement, without the prior written consent of Yahoo!, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Launch shall not do any of the following and shall not permit its subsidiaries to do, and shall use its commercially reasonable efforts to prevent any Joint Venture from doing, any of the following (except as may be contemplated by this Agreement or Schedule 5.1 of the Launch Disclosure Schedules):

          (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

          (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements in effect, or policies existing, on the date hereof and as previously disclosed in writing to Yahoo!, or adopt any new severance plan;

          (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Launch Intellectual Property, other than pursuant to non-exclusive licenses in the ordinary course of business and consistent with past practice;

          (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

          (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Launch or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

          (f) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance delivery and/or sale of (i) shares of Launch Common Stock pursuant to the exercise of stock options or warrants therefor, and (ii) shares of Launch Common Stock issuable to participants in the ESPP consistent with the terms thereof;

          (g) Cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

          (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Launch or enter into any joint ventures, strategic partnerships or alliances;

          (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Launch;

          (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Launch, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities in the ordinary course of business;

          (k) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice;

          (l) Modify, amend or terminate any material contract or agreement to which Launch or any subsidiary thereof is a party, including any joint venture agreement, or waive, release or assign any material rights or claims thereunder;

          (m) Enter into any licensing, distribution, sponsorship, advertising, merchant program, encoding services, hosting or other similar contracts, agreements, or obligations which may not be canceled without penalty by Launch or its subsidiaries upon notice of 30 days or less or which provide for payments by or to Launch or its subsidiaries in an amount in excess of $25,000 over the term of the agreement or which involve any exclusive terms of any kind;

          (n) Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

          (o) Take any action, or omit to take any action, that would constitute an Event of Default under that certain Loan and Security Agreement, dated as of May 25, 2001, between Yahoo! and Launch;

          (p) Fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

          (q) Take any action, or omit to take any action, that would be reasonably likely to constitute a breach of the letter agreement dated June 26, 2001 (the "UMG Letter Agreement") between Launch and UMG Recordings, Inc. ("UMG") or would be reasonably be expected to result in the termination of such agreement or permit the exercise by UMG of any right of rescission thereunder;

          (r) Engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement; or

          (s) Agree in writing or otherwise to take any of the actions described in Section 5.1 (a) through (r) above.

     5.2  No Solicitation.

          (a) Launch agrees that it shall immediately cease and cause to be terminated all existing discussions, negotiations and communications with any persons or entities with respect to any offer or proposal relating to any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from Launch by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of Launch or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of Launch or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Launch pursuant to which the stockholders of Launch immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 50% of the assets of Launch; or (C) any liquidation or dissolution of Launch (each, an "ACQUISITION PROPOSAL"). Except as provided in Section 5.2(b), from the date of this Agreement until the earlier of termination of this Agreement or the Effective Time, Launch shall not and shall not authorize or permit its officers, directors, employees, investment bankers, attorneys, accountants or other agents (collectively, "REPRESENTATIVES") to directly or indirectly (i) initiate, solicit or knowingly encourage, or knowingly take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) in the event of an unsolicited Acquisition Proposal for Launch, engage in negotiations or discussions with, or provide any information or data to, any Person (other than Yahoo! or any of its affiliates or representatives) relating to any Acquisition Proposal. Any violation of the foregoing restrictions by any of Launch's Representatives shall be deemed to be a breach of this Agreement by Launch. Notwithstanding the foregoing, nothing contained in this Section 5.2 or any other provision hereof shall prohibit Launch or Launch's Board of Directors from (x) taking and disclosing to Launch's stockholders its position with respect to any tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (y) making such disclosure to Launch's stockholders as in the good faith judgment of Launch's Board of Directors, only after receipt of advice from outside legal counsel to Launch that such disclosure is required under applicable law and that the failure to make such disclosure is reasonably likely to cause Launch's Board of Directors to violate its disclosure obligations to Launch's stockholders under applicable law, is required.

          (b) Notwithstanding the foregoing, prior to the acceptance of Shares pursuant to the Offer, Launch may furnish information concerning its business, properties or assets to any person or entity pursuant to a confidentiality agreement with terms no less favorable to Launch than those contained in the confidentiality agreement previously entered into between Yahoo! and Launch (the "CONFIDENTIALITY AGREEMENT"), including customary standstill provisions, and may negotiate and participate in discussions and negotiations with such person or entity concerning an Acquisition Proposal if, but only if, (x) such Acquisition Proposal provides for consideration to be received by the holders of all, but not less than all, of the issued and outstanding Shares; (y) such person or entity has on an unsolicited basis, and in the absence of any violation of this
Section 5.2 by Launch, submitted a bona fide written proposal to Launch relating to any such transaction which the Board of Directors determines in good faith, after receiving advice from CSFB or another nationally recognized investment banking firm, involves consideration to the holders of the Shares that is superior to the consideration offered pursuant to the Offer and otherwise represents, or is reasonably likely to result in, a superior transaction to the Offer and the Merger and for which any necessary financing is committed or, in the reasonable judgment of the Board of Directors, reasonably likely to be obtained, and (z) in the good faith opinion of Launch's Board of Directors, after consultation with outside legal counsel to Launch, the failure to provide such information or access or to engage in such discussions or negotiations would cause Launch's Board of Directors to violate its fiduciary duties to Launch's stockholders under applicable law (an Acquisition Proposal which satisfies clauses (x), (y) and (z) being referred to herein as a "SUPERIOR PROPOSAL"). Launch shall promptly, and in any event within 24 hours following receipt of a Superior Proposal and prior to providing any such party with any material non-public information, notify Yahoo! of such Superior Proposal, which notice shall include the identity of the other party and the terms of such Superior Proposal. Launch shall promptly provide to Yahoo! any material non-public information regarding Launch provided to any other party which was not previously provided to Yahoo!, such additional information to be provided no later than the date of provision of such information to such other party.

          (c) Except as set forth herein, neither Launch's Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the transactions contemplated by this Agreement, to Yahoo! or to Purchaser, the approval or recommendation by Launch's Board of Directors or any such committee of the Offer, this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, prior to the time of acceptance for payment of Shares in the Offer, Launch's Board of Directors may (subject to the terms of this and the following sentence) withdraw or modify its approval or recommendation of the Offer, this Agreement or the Merger, approve or recommend a Superior Proposal, or enter into an Acquisition Agreement (as defined in Section 5.2(d) below) with respect to a Superior Proposal (other than a confidentiality agreement entered into in compliance with the terms of Section 5.2(b)), in each case at any time after the fifth business day following Launch's delivery to Yahoo! of written notice advising Yahoo! that Launch's Board of Directors has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal; provided, however, that Launch shall not enter into an Acquisition Agreement with respect to a Superior Proposal unless Launch shall also have terminated this Agreement in compliance with Section 5.2(d). Any such withdrawal, modification or change of the recommendation of Launch's Board of Directors, the approval or recommendation or proposed approval or recommendation of any Superior Proposal or the entry by Launch into any agreement with respect to any Superior Proposal shall not change the approval of Launch's Board of Directors for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated by this Agreement, including each of the Offer, the Merger and the Stockholders Agreement.

          (d) Launch may terminate this Agreement and simultaneously therewith enter into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement (each, an "ACQUISITION AGREEMENT") with respect to such Superior Proposal, provided that, prior to any such termination, (i) Launch has provided Yahoo! written notice that it intends to terminate this Agreement pursuant to this Section 5.2(d), identifying the Superior Proposal then determined to be more favorable and the parties thereto and delivering a copy of the Acquisition Agreement for such Superior Proposal in the form to be entered into, (ii) during the period following the delivery of the notice referred to in clause (i) above, during which Yahoo! shall have the right to propose adjustments in the terms and conditions of this Agreement and Launch shall have caused its financial and legal advisors to negotiate with Yahoo! in good faith such proposed adjustments in the terms and conditions of this Agreement, (iii) at least five full days after Launch has provided the notice referred to in clause (i) above, Launch delivers to Yahoo! (A) a written notice of termination of this Agreement pursuant to this Section 5.2(d), and (B) a cashier's check or wire transfer in the amount of the Termination Fee (as defined in Section 8.2(b)).

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

     6.1 Proxy Statement. As promptly as practicable after the consummation of the Offer and if required by the Exchange Act, Launch shall prepare and file with the SEC, and shall use its reasonable efforts to respond promptly to any comments made by the SEC, and promptly thereafter shall mail to stockholders, the Proxy Statement. In such event, the Proxy Statement shall contain the recommendation of Launch's Board of Directors in favor of the Merger.

     6.2 Meeting of Stockholders of Launch. In connection with the Special Meeting, if any, Launch shall use its reasonable efforts to solicit from stockholders of Launch proxies in favor of the Merger, and shall take all other action necessary or, in the reasonable opinion of Purchaser, advisable to secure any vote or consent of such stockholders required by the Delaware Law and Launch's Certificate of Incorporation to effect the Merger. Purchaser agrees that it shall vote, or cause to be voted, in favor of the Merger all Shares directly or indirectly beneficially owned by it.

     6.3 Additional Agreements. Subject to the terms and conditions as herein provided, Launch, Yahoo! and Purchaser shall each comply in all material respects with all applicable laws and with all applicable rules and regulations of any Governmental Entity to achieve the satisfaction of the Minimum Condition and all conditions set forth in Annex I attached hereto and in Article VII, and to consummate and make effective the Merger and the other transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of Launch, Yahoo! and Purchaser shall use all commercially reasonable efforts to take, or cause to be taken, all such necessary actions.

     6.4  Confidentiality; Access to Information.

          (a) The parties acknowledge that Launch and Yahoo! have previously executed the Confidentiality Agreement, which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

          (b) Launch will afford Yahoo! and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of Launch during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Launch, as Yahoo! may reasonably request. Yahoo! will afford Launch and its representatives reasonable access to information concerning Yahoo!'s business that Launch may reasonably request in order to permit, and solely for the purpose of permitting, Launch to confirm the accuracy of the representations and warranties made by Yahoo! in Article IV. No information or knowledge obtained by Yahoo! or Launch in any investigation pursuant to this Section 6.4 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     6.5 Public Disclosure. The initial press release concerning the Offer and the Merger shall be a joint press release and, thereafter, neither Yahoo!, Purchaser nor Launch will disseminate any press release or other announcement concerning the Merger, the Offer or this Agreement or the transactions contemplated by this Agreement to any third party without prior written consent of each of the other parties hereto, which consent shall not be unreasonably withheld. The parties have agreed to the text of the joint press release announcing the execution of this Agreement.

     6.6  Reasonable Efforts; Notification.

          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties,
(iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; provided that nothing contained in this Section 6.6 shall require any party to waive of exercise any right hereunder which is waivable or exercisable in the sole discretion of such party. In connection with and without limiting the foregoing, Launch and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Yahoo! or any of its affiliates to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Yahoo!, any of its affiliates or Launch or the holding separate of the shares of Launch Common Stock or imposing or seeking to impose any limitation on the ability of Yahoo! or any of its subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Launch Common Stock.

          (b) Launch shall give prompt notice to Yahoo! of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Launch to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the events set forth in paragraphs (d) or (f) of Annex I hereto would occur; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     6.7 Third Party Consents. As soon as practicable following the date hereof, Yahoo! and Launch will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

     6.8  Certain Employee Benefit Matters.

          (a) To the extent requested by Parent, (i) Launch shall take all necessary action to cause any 401(k) plan sponsored or maintained by Launch to be terminated at least one day prior to the date that Parent and Launch become members of a controlled group of corporations as described in Code section 414(b) or become under common control as described in Code section 414(c) and (ii) Launch shall provide Yahoo! with a copy of resolutions duly adopted by Launch's Board of Directors amending any 401(k) plan sponsored or maintained by Launch so as to assure its continued qualified status under Code section 401(a) on termination and terminating such plan effective at least one day prior to the Closing Date.

          (b) Individuals who continue employment with Yahoo!, Launch, or the Surviving Corporation from and after the Effective Time shall be referred to herein as "AFFECTED EMPLOYEES." Each Affected Employee will be eligible to participate in the benefit programs, plans, arrangements, payroll practices (including vacation or paid time off entitlement) offered to employees of Yahoo! or maintained or established by the Surviving Corporation from time to time (the "YAHOO! EMPLOYEE BENEFIT PLANS") pursuant to the terms of each such Plan, or in the absence of plan terms or provisions, in accordance with the regularly established policies or procedures of Yahoo! or the Surviving Corporation. In the period prior to the Effective Time the respective human resources departments of Yahoo! and Launch shall work together to establish a employee benefits transition plan for the Surviving Corporation following the consummation of the Merger.

          (c) Yahoo! will, or will cause the Surviving Corporation to, recognize the employment service of each Affected Employee with Launch for purposes of eligibility and vesting (but not benefit accrual) under any Yahoo! Employee Benefit Plan. Each Affected Employee's years of service with Launch shall be otherwise recognized for all general employment purposes including, without limitation, vacation, personal time and similar general employment purposes, provided, that any vacation time offered by Yahoo! or Surviving Corporation in the calendar year of the Effective Time to any Affected Employee shall be offset by any vacation time used by or paid to an Affected Employee by Launch in the calendar year of the Effective Time.

     6.9  Indemnification.

          (a) From and after the time that Purchaser shall acquire shares satisfying the Minimum Condition, Yahoo! will cause Launch to fulfill and honor in all respects the obligations of Launch pursuant to any indemnification agreements between Launch and its directors and officers as of the Effective Time (the "INDEMNIFIED PARTIES") and any indemnification provisions under Launch's Certificate of Incorporation or Bylaws as in effect on the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of Launch as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Launch, unless such modification is required by law.

          (b) For a period of six years after the Effective Time, Yahoo! will cause the Surviving Corporation to use its commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by Launch's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of Launch; provided, however, that if the aggregate annual premiums for such insurance at any time during such period exceed 150% of the annual premium currently paid by Launch for such coverage (the "CURRENT ANNUAL PREMIUM AMOUNT"), then Yahoo! or the Surviving Corporation will provide the maximum coverage then available at 150% of the Current Annual Premium Amount. The Current Annual Premium Amount is set forth on Schedule 6.9 of the Launch Disclosure Schedules.

          (c) This Section 6.9 shall survive the consummation of the Merger, is intended to benefit Launch, the Surviving Corporation and each indemnified party, shall be binding on all successors and assigns of the Surviving Corporation and Yahoo!, and shall be enforceable by the indemnified parties. The provisions of this Section 6.9 are intended to be for the benefit o, and will be enforceable by, each indemnified party, his or her heirs, and his or her representatives and are in addition, to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

     6.10 Interim Directors. Pursuant to Section 1.3(b), Launch shall use its reasonable best efforts to cause a sufficient number of its current directors to continue as Independent Directors of Launch until the Effective Time.

     6.11 Option to Acquire Additional Shares.


          (a) Launch hereby grants to Yahoo! and Purchaser an irrevocable option (the "PURCHASER OPTION") to purchase up to that number of newly issued shares of Launch Common Stock (the "PURCHASER OPTION Shares") equal to the number of shares of Launch Common Stock that, when added to the number of shares of Launch Common Stock owned by Yahoo!, Purchaser and the other direct and indirect wholly owned subsidiaries of Yahoo! immediately following the consummation of the Offer, shall constitute one share more than ninety percent (90%) of the shares of Launch Common Stock then outstanding on a fully diluted basis (after giving effect to the issuance of the Purchaser Option Shares) for a consideration per Purchaser Option Share equal to the Offer Price.

          (b) Such Purchaser Option shall be exercisable only after the purchase of and payment for shares of Launch Common Stock pursuant to the Offer by Yahoo! or Purchaser as a result of which Yahoo!, Purchaser and the other direct and indirect wholly owned subsidiaries of Yahoo! own at least seventy-five percent (75%) of the outstanding shares of Launch Common Stock. Such Purchaser Option shall not be exercisable if the number of shares of Launch Common Stock subject thereto exceeds the number of authorized shares of Launch Common Stock available for issuance.

          (c) In the event Yahoo! and Purchaser wish to exercise the Purchaser Option, Purchaser shall give Launch one day's prior written notice specifying the number of shares of Launch Common Stock that are or will be owned by Yahoo!, Purchaser and the other direct and indirect wholly owned subsidiaries of Yahoo! immediately following the consummation of the Offer and specifying a place and a time for the closing of such purchase. Launch shall, as soon as practicable following receipt of such notice, deliver written notice to Yahoo! and Purchaser specifying the number of Purchaser Option Shares. At the closing of the purchase of the Purchaser Option Shares, the portion of the purchase price owing upon exercise of such Purchaser Option which equals the product of (x) the number of shares of Launch Common Stock purchased pursuant to such Purchaser Option, multiplied by (y) the Offer Price, shall be paid to Launch in cash by wire transfer or cashier's check.

                                   ARTICLE VII
                                   CONDITIONS

     7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. The Merger and this Agreement shall have been approved and adopted by the requisite vote of the holders of the Shares, to the extent required pursuant to the requirements of the Certificate of Incorporation and Delaware Law.

          (b) Statutes; Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing consummation of the Merger.

          (c) Purchase of Shares in Offer. Purchaser shall have purchased, or caused to be purchased, all Shares validly tendered in the Offer and not withdrawn; provided, however, that this condition shall be deemed to have been satisfied with respect to the obligation of Yahoo! and Purchaser to effect the Merger if Purchaser fails to accept for payment or pay for Shares validly tendered pursuant to the Offer in violation of the terms of the Offer or of this Agreement.

                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER

     8.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time before the Effective Time, whether before or after stockholder approval thereof:

          (a) By mutual written consent of Yahoo! and Launch duly authorized by the Board of Directors of Yahoo! and Launch; or

          (b) By either Yahoo! or Launch if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement or the Stockholders Agreement; or

          (c) By Yahoo! if due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Annex I hereto, Purchaser shall have (i) failed to commence the Offer within 10 business days following the date of this Agreement, (ii) terminated the Offer without having accepted any Shares for payment thereunder or (iii) failed to accept Shares for payment pursuant to the Offer within 90 days following commencement of the Offer, unless such action or inaction under clauses (i), (ii) or (iii) shall have been caused by or resulted from the failure of Yahoo! or Purchaser to perform, in any material respect, any of their material covenants or agreements contained in this Agreement, or the material breach by Yahoo! or Purchaser of any of their material representations or warranties contained in this Agreement.

          (d) By Launch if Purchaser shall have (i) failed to commence the Offer within 10 business days following the date of this Agreement, (ii) terminated the Offer without having accepted any Shares for payment thereunder or (iii) failed to accept Shares for payment pursuant to the Offer within 90 days following commencement of the Offer, unless such action or inaction under clauses (i), (ii) or (iii) shall have been caused by or resulted from the failure of Launch to perform, in any material respect, any of its material covenants or agreements contained in this Agreement, or the material breach by Launch of any of its material representations or warranties contained in this Agreement.

          (e) By Yahoo!, at any time prior to the purchase of the Shares pursuant to the Offer, if (i) Launch's Board of Directors shall have withdrawn, modified, or changed its recommendation in respect of this Agreement or the Offer in a manner adverse to the transactions contemplated by this Agreement, to the Yahoo! or to Purchaser, (ii) Launch's Board of Directors shall have recommended any proposal other than by Yahoo! or Purchaser in respect of an Acquisition Proposal, (iii) Launch shall have exercised a right with respect to a Superior Proposal referenced in Section 5.2(b) and shall, directly or through its representatives, continue discussions with any third party concerning a Superior Proposal for more than ten days after the date of receipt of such Superior Proposal, (iv) an Acquisition Proposal shall have been commenced, publicly proposed or communicated to Launch or its stockholders and Launch shall not have rejected such proposal within ten business days of its receipt or, if sooner, within ten business days of the date its existence first becomes publicly disclosed, or (v) Launch shall have violated or breached any of its obligations under Section 5.2 in any material respect; or

          (f)  By Launch pursuant to Section 5.2(d).

     8.2  Effect of Termination.

          (a)  In the event of the termination of this Agreement as provided in
Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Yahoo!, Purchaser or Launch, except (i) as set forth in this Section 8.2 and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement.

          (b)  If (i) Yahoo! shall have terminated this Agreement pursuant to
Section 8.1(e), or (ii) Launch shall have terminated this Agreement pursuant to
Section 8.1(f), then

Launch shall pay to Yahoo! a termination fee (the "TERMINATION FEE") of $480,000. Payment of Termination Fee shall be a condition to the effectiveness of a termination by Launch pursuant to Section 8.1(f). In the case of a termination by Yahoo! pursuant to Section 8.1(e), such Termination Fee shall be due and payable promptly, but in no event later than two business days after such termination.

          (c) If each of the following shall occur: (i) Yahoo! shall have terminated this Agreement pursuant to Section 8.1(c) (but only if such termination is the result of the failure of the Minimum Condition or the occurrence of an event set forth in subsections (d) or (f) of Annex I hereto);
(ii) following the date hereof but prior to such termination an Acquisition Proposal shall have been commenced, publicly proposed or communicated to Launch or its stockholders; and (iii) within nine months following such termination of this Agreement, Launch shall have entered into an Acquisition Agreement with respect to an Acquisition Proposal or shall have consummated the transaction contemplated by an Acquisition Proposal, then immediately upon the occurrence of the first to occur of the events identified in clause (iii) Launch shall pay to Yahoo! the Termination Fee.

          (d) All amounts payable under this Section 8.2 shall be payable by cashier's check or wire transfer to such account as Yahoo! may designate in writing to Launch. Launch shall not withhold any United States withholding taxes on any payment under this Section 8.2.

     8.3 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Yahoo! and Launch shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing with the SEC of the Offering Documents, 14D-9 and Proxy Statement (including any preliminary materials related thereto) and any amendments or supplements thereto.

     8.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Yahoo!, Purchaser and Launch.

     8.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.


                                   ARTICLE IX
                               GENERAL PROVISIONS

     9.1 Non-Survival of Representations and Warranties. The representations and warranties of Launch, Yahoo! and Purchaser contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

     9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

          (a)  if to Yahoo! or Purchaser:

               Yahoo! Inc.
               701 First Avenue
               Sunnyvale, California  94089
               Attention:  Vice President, Corporate Development
               Telephone No.: (408) 349-3300
               Telecopy No.: (408) 349-3301

               with a copy at the same address to the attention of the General Counsel and Secretary and with a copy to:

               Venture Law Group
               A Professional Corporation
               2800 Sand Hill Road
               Menlo Park, California 94025
               Attention:  Steven J. Tonsfeldt
               Telephone No.:  (650) 854-4488
               Telecopy No.:  (650) 233-8386

         (b)   if to Launch:

               Launch Media, Inc.
               2700 Pennsylvania Avenue
               Santa Monica, California 90404
               Attention:  Chief Executive Officer
               Telephone No.:  (310) 526-4300
               Telecopy No.:  (310) 526-4401

               with a copy to:

               Gray Cary Ware & Freidenrich
               400 Hamilton Avenue
               Palo Alto, CA  94301
               Attention:  James M. Koshland
               Telephone No.:  (650) 833-2000
               Telecopy No.:  (650) 327-3699

     9.3  Interpretation; Certain Defined Terms.

          (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "INCLUDE," "includes" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "WITHOUT LIMITATIONS." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

          (b) For purposes of this Agreement the term "KNOWLEDGE" means with respect to a party hereto, with respect to any matter in question, that any of the executive officers of such party has actual knowledge of such matter.

          (c) For purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

          (d) For purposes of this Agreement, "SUBSIDIARY" of a specified entity will be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

     9.4 Counterparts. This Agreement may be executed in one or more counterparts, and by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     9.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Launch Disclosure Schedules and the Yahoo! Disclosure Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this

Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 6.9.

     9.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     9.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     9.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     9.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     9.11 No Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

     9.12 Waiver of Jury Trial. EACH OF YAHOO!, ROCKET AND PURCHASER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF YAHOO!, ROCKET OR PURCHASER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.



                                    * * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                        YAHOO! INC.

                                        By:  /s/ Jeffrey Mallett
                                             ----------------------------------
                                        Name: Jeffrey Mallett
                                             ----------------------------------
                                        Title: President & COO
                                             ----------------------------------

                                        JEWEL ACQUISITION CORPORATION


                                        By:  /s/ Jeffrey Mallett
                                             ----------------------------------
                                        Name: Jeffrey Mallett
                                             ----------------------------------
                                        Title:
                                             ----------------------------------

                                        LAUNCH MEDIA, INC.


                                        By:  /s/ Robert Roback
                                             ----------------------------------
                                        Name: Robert Roback
                                             ----------------------------------
                                        Title: President
                                             ----------------------------------

                                     ANNEX I


     Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any validly tendered Shares unless the Minimum Condition shall have been satisfied. Furthermore, notwithstanding any other provisions of the Offer, Purchaser shall not be required to accept for payment or pay for any validly tendered Shares if, at the scheduled expiration date any of the following events shall occur and be continuing:

     (a) there shall be threatened or pending any suit, action or proceeding by any Governmental Entity against Purchaser, Yahoo!, Launch or any Launch subsidiary (i) seeking to prohibit or impose any material limitations on Yahoo!'s or Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or any portion of their or Launch's and Launch subsidiaries' businesses or assets, taken as a whole, or to compel Yahoo! or Purchaser or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of Launch or Yahoo! and their respective subsidiaries, in each case taken as a whole, (ii) challenging the acquisition by Yahoo! or Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement, or seeking to obtain from Launch, Yahoo! or Purchaser any damages that are material in relation to Launch and Launch's subsidiaries taken as a whole, (iii) seeking to impose material limitations on the ability of Purchaser, or render Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, or (iv) seeking to impose material limitations on the ability of Purchaser or Yahoo! effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to Launch's stockholders;

     (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a Government Entity, to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

     (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions),
(ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory),




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


(iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any Governmental Entity on the extension of credit generally by banks or other financial institutions;

     (d) any of the representations and warranties of Launch contained in this Agreement shall not be true and correct in all material respects as of the date of such determination, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time); provided, however, that except with respect to a willful breach of any representation and warranties by Launch (in which case this proviso shall not apply), the condition contained in this paragraph
(d) shall not be deemed to have failed unless Launch fails to cure such breach within ten (10) days after receiving written notice of same from Purchaser or Yahoo! and the failure of any such representations or warranties, whether individually or in the aggregate, has resulted in a Material Adverse Effect on Launch;

     (e) Launch's Board of Directors or any committee thereof shall have (i) withdrawn, or modified or changed in a manner adverse to the transactions contemplated by this Agreement, to the Yahoo! or to Purchaser (including by amendment of the Schedule 14D-9), its recommendation of the Offer, the Merger Agreement, or the Merger, (ii) recommended any Acquisition Proposal, (iii) resolved to do any of the foregoing or (iv) taken a neutral position or made no recommendation with respect to another proposal or offer (other than by Yahoo! or Purchaser) after 10 business days following receipt thereof has elapsed;

     (f) Launch shall have materially breached or failed, in any material respect, to perform or to comply with any material agreement or material covenant to be performed or complied with by it under this Agreement; provided, however, that the condition contained in this paragraph (f) shall not be deemed to have failed if (i) such breach is curable and (ii) Launch has cured such breach within ten (10) days after receiving written notice of same from Purchaser or Yahoo!;

     (g) Purchaser shall have failed to receive a certificate executed by Launch's Chief Executive Officer or President of Launch on behalf of Launch, dated as of the scheduled expiration of the Offer, to the effect that the conditions set forth in paragraphs (d), (e), (f) and (i) of this Annex I have not occurred;

     (h) the fees and expenses paid or payable to Launch's financial, legal and accounting advisors for services performed and to be performed in connection with the transactions contemplated by this Agreement (including, without limitation, the Merger) shall exceed $2,700,000 in the aggregate;

     (i) UMG shall have exercised its rescission right under Section 2.C. of the UMG Letter Agreement, or any event or circumstance shall have occurred or failed to occur that would give UMG the right under such Section 2.C. to exercise such rescission right and the ten- business day period for the exercise of such right by UMG shall not have lapsed or expired (provided that this condition shall be deemed waived in the event that the rescission of the

UMG Letter Agreement or the event or circumstance giving rise to the right of UMG to exercise such rescission right shall have been the direct result of or proximately caused by an action taken by Launch at the express direction of or with the express written consent of Yahoo! or Purchaser or a failure to take an action by Launch at the express direction of or with the express written consent of Yahoo! or Purchaser);or

     (j) the Merger Agreement shall have been terminated in accordance with its terms.

     The foregoing conditions are for the sole benefit of Yahoo! and Purchaser, may be asserted by Yahoo! or Purchaser regardless of the circumstances giving rise to such condition, and may be waived by Yahoo! or Purchaser in whole or in part at any time and from time to time and in the sole discretion of Yahoo! or Purchaser, subject in each case to the terms of this Agreement. The failure by Yahoo! or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement to which it is annexed, except that the term "Merger Agreement" shall be deemed to refer to the Agreement to which this Annex I is annexed.




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